NEWS RELEASE
FOR IMMEDIATE RELEASE

MacKenzie Realty Capital Secures additional $1 Million Loan for Non-Traded REIT Shares

Orinda, Calif., (March 6, 2026) – MacKenzie Realty Capital, Inc. (Nasdaq: MKZR) (“MacKenzie” or the “Company”) today announced the closing of an additional $1 million loan agreement with Streeterville Capital, a division of Chicago Venture Partners, for the purchase of non-traded REIT shares.

Robert Dixon, CEO and President of MacKenzie Realty Capital, said, "Purchasing non-traded REIT shares has been a business strategy that we have utilized for many years which is profitable, strengthens our balance sheet, and increases our cash flow. With this loan, the Company purchased approximately $1,000,000 of CNL Healthcare Properties, Inc. (“CHP”) at $4.55 per share; CHP is expected to close a merger transaction with SNDA this month pursuant to which shares of CHP should receive consideration of approximately $6.90 per share.  We see this as a nice win for the Company.”

About MacKenzie Realty Capital, Inc.
MacKenzie, founded in 2013, is a West Coast-focused REIT that intends to invest at least 80% of its total assets in real property, and up to a maximum of 20% of its total assets in illiquid real estate securities.  We intend for the real property portfolio to be approximately 50% multifamily and 50% boutique class A office. The current portfolio includes interests 8 office properties plus 100% ownership of its multifamily subsidiary, MacKenzie Apartment Communities, Inc., which has 5 multifamily properties and one multifamily development project.

For more information, please contact MacKenzie at (800) 854-8357. Please visit our website at: http://www.mackenzierealty.com

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, our ability to remain financially healthy, and our expected future growth prospects. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. For a further discussion of factors that could cause our future results, performance, or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com